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                                                                   EXHIBIT 23(c)

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 26, 1995 in Post-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-72663) and related Prospectus of LifePoint, Inc. for the registration of 12,494,275 shares of its common stock, 10,989,097 shares of which were issued or are issuable upon conversion of shares of its Series A 10% Cumulative Convertible Preferred Stock, 498,473 shares of which were issued or are issuable as accrued but unpaid dividends on the Preferred Stock and 1,006,705 of which are issuable or were issued upon the exercise of common stock purchase warrants.


                                     /s/  WOLINETZ, GOTTLIEB & LAFAZAN, P.C.

Rockville Centre, New York

January 14, 2000